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                                                            Exhibit Number 10.28

                         EMPLOYMENT SEPARATION AGREEMENT

         THIS EMPLOYMENT SEPARATION AGREEMENT (this "Agreement") is made and entered into as of the 22nd day of September 2000, by and between SYKES ENTERPRISES, INCORPORATED, a Florida corporation ("Company"), and SCOTT J. BENDERT, an individual ("Employee").

                                    RECITALS:

         A. Pursuant to that certain Employment Agreement, dated March 6, 2000, by and between Company and Employee (the "Employment Agreement"), Employee is currently employed by Company as an executive officer of Company.

         B. Employee wishes to terminate his employment with Company.

         C. Employee and Company have reached agreement on the terms of Employee's departure, and both parties view their separation as amicable.

         NOW, THEREFORE, in consideration of the premises and covenants contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

         1. RECITALS. The above recitals are true and correct and are made a part hereof.

         2. TERMINATION OF EMPLOYMENT AGREEMENT. Company and Employee hereby agree that, except as specifically provided in this Agreement, the Employment Agreement is terminated effective as of the date hereof, and except as set forth in Section 6 below and except as otherwise specifically provided in this Agreement, neither Company nor Employee shall have any further rights, obligations, or duties under the Employment Agreement as of the date hereof.

         3. SEPARATION PAYMENTS. In consideration of Employee's agreement to the terms of this Agreement, Company will pay Employee the following amounts (the "Separation Payments"):

            a. For the period beginning on the date hereof through March 5, 2003 (the "Post-Employment Period"), Company will continue to pay to Employee an amount equal to the Employee's base salary as in effect under the Employment Agreement as of the date hereof. Such base salary shall continue to be paid in accordance with the prevailing payroll schedule for Company executives.

            b. On the date hereof, Company shall pay to Employee, in a lump sum,
(i) Fifty Thousand and 00/100 Dollars ($50,000) in lieu of all bonuses that Employee would otherwise be entitled to under the Employment Agreement, and (ii) an amount equal to the dollar value of all of Employee's accrued but unused vacation as of the date hereof.

            c. Company shall pay to Employee an amount equal to the cash surrender value as of the date hereof of the split-dollar life insurance policy maintained by Company on the life of Employee. This amount shall be paid to Employee within three (3) business days of the date on which Company receives payment of such cash surrender value from the carrier providing such policy.

         4. PAYMENT OF DEFERRED COMPENSATION PLAN ACCOUNT. Company will pay to Employee an amount equal to Employee's "Deferred Compensation Account" under the Sykes




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Enterprises, Incorporated Executive Deferred Compensation Plan (the "Deferred
Compensation Plan"). This payment will be made to Employee within thirty (30) calendar days after the first Valuation Date (as defined in the Deferred Compensation Plan) following the date hereof. Employee acknowledges and agrees that Employee will not be entitled to any matching contributions under the Deferred Compensation Plan.

         5. CONTINUATION OF BENEFITS. Beginning on the date hereof and continuing hereafter during the Post-Employment Period, Company shall continue to provide Employee with the same (or substantially similar) health insurance coverage, dental insurance coverage, prescription drug plan, and life insurance (excluding "split-dollar" life insurance coverage) that is being provided to Employee by Company as of the date of this Agreement; provided, however, that in the event that Employee obtains full-time employment prior to the expiration of the Post-Employment Period, then Company's obligation to provide such benefits shall terminate upon the first day on which Employee would be eligible to receive benefits from his new employer.

         6. SURVIVAL OF CERTAIN PROVISIONS OF EMPLOYMENT AGREEMENT. Notwithstanding anything to the contrary set forth in this Agreement, Section 4 and Section 5 of the Employment Agreement shall continue to remain in full force and effect in accordance with the terms thereof, and Employee shall continue to be bound by the terms thereof (as well as by any other terms of the Employment Agreement relating to the enforceability and construction of said Sections 4 and
5), subject to the following:

            a. The obligations of Employee under Sections 4 and 5 of the Employment Agreement shall continue at all times hereafter until the expiration of the Post-Employment Period;

            b. Notwithstanding anything set forth in the Employment Agreement, Company shall not be obligated to pay any Non-Compete Payment (as defined in the Employment Agreement) or any other payment as a condition to Employee's continuing obligation to comply with Section 5 of the Employment Agreement.

            c. For purposes of Section 5(c)(1) of the Employment Agreement, the term "business of the Company" shall be limited to the following services: third-party technical product support and customer service, corporate help desk services, product distribution and fulfillment, computer diagnostic software, IT staffing, and consulting in the areas of e-business strategy, eCrm assessment and planning, and foreign language translation and localization. In the event that Employee is uncertain as to whether a particular business would fall within the definition of "business of the Company," then Employee shall consult with Company and seek the Company's written consent before engaging in, or providing any services to, any such business during the Post-Employment Period, and Company hereby agrees that such consent will not be unreasonably withheld.

            d. In addition to the provisions of Section 5 of the Employment Agreement, Employee hereby agrees that he will not, at any time during the Post-Employment Period, provide or solicit the opportunity to provide any services to any persons or entities who, at any time prior to the expiration of the Post-Employment Period, are or were customers or clients of Company or its subsidiaries.

         7. WAIVER AND RELEASE. In consideration of the obligations and duties of Company set forth herein, Employee agrees as follows:




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             a. Employee hereby knowingly and voluntarily waives, releases and forever discharges Company from any and all claims, demands, damages, lawsuits, obligations, promises, and causes of action, both known and unknown, whether now existing or arising in the future, at law or in equity, relating to or arising out of Employee's employment with Company, the Employment Agreement, the Deferred Compensation Plan, compensation by Company, or separation of employment from Company.

             b. Employee shall not disclose, either directly or indirectly, any information whatsoever regarding any of the terms or the existence of this Agreement to any person or organization, including but not limited to members of the press and media, present and former employees of Company, and persons or companies who do business with Company. The only exceptions to Employee's promise of confidentiality herein is that Employee may reveal such terms of this Agreement (i) as is necessary to comply with a request made by the Internal Revenue Service; (ii) as otherwise compelled by a court or agency of competent jurisdiction; (iii) as required by law; (iv) as is necessary to comply with requests from Employee's accountants, attorneys, financial advisors, or other professional advisors for legitimate business purposes or personal financial planning, or (v) to his immediately family members solely for personal planning purposes (provided that such immediate family members undertake to maintain the complete confidentiality of this Agreement).

         8. EMPLOYMENT RECOMMENDATIONS; NON-DISPARAGEMENT. Company hereby agrees that, in the event that a future prospective employer of Employee seeks information from Company regarding the competence, experience, or abilities of Employee, Company shall follow its standard human resource guidelines, policies, and practices with respect to such inquiry. In addition, the parties shall each refrain from making any written or oral statement or taking any action, directly or indirectly, which the parties know or reasonably should know to be disparaging or negative concerning Company or Employee, except as required by law. The parties hereto shall also refrain from suggesting to anyone that any written or oral statements be made which the parties know or reasonably should know to be disparaging or negative concerning Company or Employee, or from urging or influencing any person to make any such statement. This provision shall include, but not be limited to, the requirement that the parties refrain from expressing any disparaging or negative opinions concerning Company or Employee, Employee's resignation from Company, any of Company's officers, directors, or employees, or other matters relative to Company's reputation as an employer or any other matters relative to Employee's reputation as an employee or executive. Company's and Employee's promises in this subsection, however, shall not apply to any judicial or administrative proceeding in which Employee or Company is a party or in which Employee or Company has been subpoenaed to testify under oath by a government agency or by any third party.

         9. RESIGNATION FROM OFFICES AND DIRECTORSHIPS. Employee hereby resigns, effective as of the date hereof, from all offices, directorships, and trusteeships which Employee holds with Company and any subsidiary or affiliate of Company.

         10. SECURITIES MATTERS. For a period of 90 days following the date hereof, Employee shall be subject to the conditions, restrictions, and requirements applicable to executive officers of Company with respect to any purchase, sale, transfer, disposition, or other transaction involving the common stock of Company and shall not engage in any such transaction in violation of such conditions, restrictions, or requirements.




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         11. CONSULTING ENGAGEMENT. Company hereby engages Employee, and
Employee accepts such engagement, to provide consulting services to Company on an as-needed and as-requested basis with respect to Company financial, operational and other matters (the "Consulting Services"). For purposes of this consulting engagement and this Section 11, Employee shall be referred to as "Consultant". Consultant acknowledges that the consulting engagement set forth in this Section 11 is on an at-will basis and that Company may terminate such consulting engagement at any time (and for any reason) by providing at least ten
(10) days prior written notice of termination to Consultant. The parties also agree that, for purposes of this consulting engagement, Consultant shall be deemed to be an independent contractor and shall not, and shall have no authority to, enter into negotiations for or enter into any contracts or commitments in the name of or on behalf of Company, and nothing set forth in this Section 11 creates a partnership or joint venture between Company and Consultant. In addition, Consultant acknowledges that he will receive IRS Form 1099s with respect to consulting fees paid to Consultant pursuant hereto, and Consultant will be responsible for the payment of all taxes on such consulting fees. In addition, the consulting engagement set forth in this Section 11 shall be subject to the following terms and conditions:

             a. In consideration of the provision of Consulting Services by Consultant pursuant hereto, Company shall pay a consulting fee of $1,500 per Work Day. For purposes hereof, a "Work Day" is any day on which Consultant provides at least four (4) hours of Consulting Services to Company. For purposes hereof, "Consulting Services" shall include out-of-town travel time expended by Consultant in the course of his engagement hereunder. Consultant shall invoice Company on a monthly basis with respect to consulting fees due hereunder, and such invoices shall contain appropriate details regarding the Consulting Services provided hereunder.

             b. In addition to the consulting fees provided herein, Consultant will be entitled to reimbursement for all reasonable travel and other expenses incurred by Consultant in the course of providing Consulting Services, provided that such reimbursement shall be subject to the Company's general expense reimbursement policies and procedures. In addition, from time to time as circumstances reasonably require, Company will provide Consultant with reasonably suitable office space and support services for purposes of the provision of Consulting Services hereunder, including without limitation accounting, tax, legal, and administrative support services.

         12. LITIGATION COOPERATION. Beginning on the date of this Agreement and continuing at all times hereafter, Employee and Company shall, without any additional compensation, provide each other with full cooperation and reasonable assistance in connection with Company's defense of (i) any litigation against Company, its officers, its subsidiaries, or its affiliates pending as of the date hereof or (ii) any other litigation against Company, its officers, its subsidiaries, or its affiliates arising out of or relating to any circumstance, fact, event, or omission alleged to occur while Employee was employed by Company. Such cooperation and assistance shall include, but not be limited to, access for research, being available for consultation, for deposition and trial testimony, and for availability and execution of discovery-related documents such as interrogatories, affidavits, requests for production, requests for admissions, and responses to each, as deemed necessary. Employee and Company further agree to provide their good will and good faith in providing honest and forthright cooperation in all other aspects of their defense of any such litigation. Company hereby agrees that nothing set forth in this Agreement shall be construed as limiting, adversely affecting, or altering Employee's indemnification rights under the Company's Articles of Incorporation and/or bylaws and under the Florida Business Corporation Act.




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         13. MISCELLANEOUS.

             a. In the event any provision of this Agreement is found to be unenforceable, void, invalid or unreasonable in scope, such provision shall be modified to the extent necessary to make it enforceable, and as so modified, this Agreement shall remain in full force and effect.

             b. The paragraph headings in this Agreement are for convenience only and do not form any part of or affect the interpretation of this Agreement.

             c. This Agreement may be executed in counterparts, each of which shall be deemed an original of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same Agreement.

             d. The waiver by any party of a breach of any condition of this Agreement by the other party shall not be construed as a waiver of any subsequent breach. No waiver of any right hereunder shall be effective unless in writing and signed by the party against whom the waiver is sought to be enforced.

             e. The rights and obligations of the parties under this Agreement shall inure to the benefit of, and shall be binding upon, their respective heirs, executors, administrators, successors, assigns, subsidiaries, affiliates, directors, officers, employees, representatives and agents, as applicable.

             f. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any previous employment agreements or contracts, whether written or oral, between Company and Employee.

             g. This Agreement shall be construed under, and governed by, the laws of the State of Florida.

             h. Employee and Company acknowledge that each has had the opportunity to read, study, consider and deliberate upon this Agreement, and to consult with legal counsel, and both parties fully understand and are in complete agreement with all of the terms of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


COMPANY:                                        EMPLOYEE:


SYKES ENTERPRISES, INCORPORATED                 SCOTT J. BENDERT


By:_____________________________________        ______________________________
   David L. Grimes,                             Scott J. Bendert, individually
   President and Chief Executive Officer













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